Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Regional Health Properties, Inc.
Atlanta, Georgia

We hereby consent to the inclusion in this Amendment No. 1 to Form S-4 of our report dated March 31, 2025, with respect to the consolidated balance sheets of Regional Health Properties, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in this Amendment No. 1 to Form S-4.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
June 2, 2025